Exhibit 10.29

ZERO NOX, INC.

1343 S. Main St.

Porterville, CA 93257

559-560-8013

December 26, 2022

Dear Jason:

The Board of Directors (“Board”) for Zero Nox, Inc. (the “Company”) is pleased to present the following offer for your continued employment with the Company through 2023 on the terms described below.  In presenting this offer, the Board wishes to express its appreciation for the success experienced by the Company through the Executive Team’s leadership.

1.Position. The Company wishes to have you continue as its Chief Operating Officer and member of the Executive Management Team. You will continue to report directly to the President.  You will be expected to design and implement business operations, establish policies that promote company culture and vision, oversee operations of the company, oversee the logistics and operations of the Company, help guide and train the sales team, oversee coordination of shipments and deliveries of Company product, help maximize the Company’s financial efficiency, evaluate performance by analyzing and interpreting data and metrics, submit regular reports to the executives and board, participate in expansion activities and manage relationships with partners/vendors, and to help develop and implement the overall Company strategy.  You are expected to build out your team to help accomplish the tasks set forth above, and to leverage excellent people skills, work ethic and business acumen to promote the vision and growth of the company and to support the day-to-day operations.  You will also be expected to participate in executive management meetings regularly throughout the year, and senior leadership meetings, and to actively assist the Company in preparing to go public via a SPAC during 2023.

2.Compensation and Employee Benefits. Your compensation for 2023 will be based on the following:

•

Base salary of $160K, which will be increased to $180K as soon as we hit $15MM in Revenue during 2023; $200K once we hit $30MM in Revenue during 2023; and $220K once we hit $50MM in Revenue during 2023 or once the Company goes public.

•

Commission for 2023 of 0.2% on all Company HQ Distributor Revenue (excluding Porterville DC) payable every quarter. This is for sales by the HQ Distributor Team of Tuatara, ION, PEAK, Battery Upgrades, Towa, and Mobile IV products. This does not include products sold through other means in which your HQ Distributor Team is not directly involved, such as e-kits or sales to/through Jospong, although those sales are included in calculating the Quarterly and Annual Company Revenue Bonuses below.

•	Commission for 2023 of 0.05% on all Porterville DC Revenue payable every quarter.
•	Additional Bonus paid quarterly for hitting the Quarterly Company Revenue Projections as follows:
o	Q1 2023: $5.2MM ($5k Bonus)
o	Q2 2023: $5.1MM ($5k Bonus)
o	Q3 2023: $12.7MM ($15k Bonus)
o	Q4 2023: $14MM ($15k Bonus)
•	Additional End of Year Bonus of $15k if the projected $37MM in Company Revenue is hit in the year 2023. Any End of Year Bonus will be paid out in January of the following year.
•	Additional $10k Bonus once the first Tuatara vehicle with ZEPP is sold.

In addition, as a regular employee of the Company you are eligible to participate in a number of Company-sponsored benefits, which are described in the employee handbook.  All stock options previously granted also continue to vest as set forth under their respective agreement(s).

3.Proprietary Information and Invention Assignment Agreement. Like all Company employees, you are reminded that, as a condition of your employment with the Company, you were required to sign the Company’s standard Proprietary Information and Invention Assignment Agreement.

4.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

5.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

6.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Invention Assignment Agreement and return them to me. This offer, if not accepted, will expire at the close of business on 12/31/2022.

Very truly yours,

ZERO NOX, INC.

ACCEPTED AND AGREED:

JASON EGGETT
(PRINT EMPLOYEE NAME)

/s/ Jason Eggett
(Signature)

December 26, 2022
Date